Exhibit 99

PRESS RELEASE

Contact Person: D. Ben Berry President and Chief Executive Officer or
                     Mark A. Holmes, Senior Executive Vice President and CFO
                     Phone Number (252) 334-1511

GATEWAY FINANCIAL HOLDINGS
REPORTS ISSUANCE OF $8.0 MILLION FLOATING RATE CAPITAL SECURITIES

     Elizabeth City, North Carolina – August 4, 2003 — Gateway Financial Holdings, Inc. (the “Corporation”) (NASDAQ: GBTS and GBTSW) on August 1, 2003, privately issued $8.0 million aggregate liquidation amount of Floating Rate Capital Securities through Gateway Capital Statutory Trust I, a subsidiary of the Corporation formed with the sole purpose of issuing the Capital Securities.

     The securities require quarterly interest payments (subject to certain deferment options), have a maturity date of September 17, 2033, and may be redeemed at the Corporation’s option at liquidation value plus accrued but unpaid interest on, or after, September 17, 2008. The securities bear interest at a rate per annum equal to three-month LIBOR plus 310 basis points, floating quarterly, with a maximum interest rate of 11 3/4% until September 17, 2008. The initial interest rate, in effect until December 17, 2003, is 4.21%. Based on Federal Reserve Board guidelines, the Corporation believes that the securities will qualify as Tier 1 capital up to 25% of other existing components of Tier 1 capital and any remainder will qualify as Tier 2 capital.

     The Corporation will use the net proceeds for general corporate purposes, including repayment of existing short term debt and the making of capital contributions to Gateway Bank & Trust Co., its wholly owned banking subsidiary, to support the bank’s growth strategies.

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